Exhibit 21.1

Subsidiaries of the Company

PainCare, Inc.

PainCare Management Services, Inc.

PainCare Surgery Centers, Inc.

PainCare Real Estate Advisors, Inc.

Advanced Orthopaedics of South Florida, Inc.

Rothbart Pain Management Clinic, Inc.

Pain and Rehabilitation Network, Inc.

Medical Rehabilitation Specialists, Inc.

PainCare Acquisition Company V, Inc.

PainCare Acquisition Company VI, Inc.

Health Care Center of Tampa, Inc.

PainCare Acquisition Company VIII, Inc.

PainCare Acquisition Company IX, Inc.

PainCare Acquisition Company X, Inc.

PainCare Acquisition Company XI, Inc.